EXHIBIT 2

JOINT FILING AGREEMENT

    The undersigned hereby agree to the joint filing of the Schedule 13D to which this Agreement is attached.

Dated:  May 11, 2012

DISCOVERY GROUP I, LLC

By:	/s/ Michael R. Murphy*
Michael R. Murphy Managing Member

Daniel J. Donoghue*
Daniel J. Donoghue*

Michael R. Murphy*
Michael R. Murphy

By:	/s/ Mark Buckley
Mark Buckley
Attorney-in-Fact for Daniel J. Donoghue
Attorney-in-Fact for Michael R. Murphy